Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
SILICON MOTION TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered

Security Type	Security Class Title 1	Fee Calculation or Carry Forward Rule	Amount Registered 2	Proposed Maximum Offering Price Per Share 3	Maximum Aggregate Offering Price 3	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value US$0.01 per share	457(c) and 457(h)	20,000,000	$15.3775	$307,550,000	$ 153.10 per $1,000,000	$47,085.91

Total Offering Amounts					$307,550,000		$47,085.91

Total Fee Offsets							-

Net Fee Due							$47,085.91

1
American depository shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form
F-6
(333-125801),
as amended, filed with the U.S. Securities and Exchange Commission. Each ADS represents four ordinary shares (the “Ratio”).

2
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form
S-8
includes an indeterminate number of additional securities that may be necessary to adjust the number of securities reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding ordinary shares.

3
Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are, due to the Ratio, based on one-fourth
of the average ($61.51) of the high sales price per ADS ($62.67) and the low sales price per ADS ($60.35) as reported on the Nasdaq Global Market on May 30, 2025.